Exhibit 99

FOR IMMEDIATE RELEASE

3M First-Quarter Sales Rise 15 Percent to a Record $7.3 Billion;

Earnings Rise 16 Percent to $1.49 Per Share

– Company Raises 2011 Earnings Expectations —

ST. PAUL, Minn. — April 26, 2011 – 3M (NYSE: MMM) today reported record first-quarter sales of $7.3 billion, up 15.2 percent year-on-year, including an 8.9 percent increase in organic sales volumes. Earnings rose 15.5 percent to $1.49 per share and operating margins for the quarter were 21.6 percent. All six of the company’s business segments posted operating margins above 21 percent in the quarter.

The company estimates that combined direct and indirect business disruption resulting from events in Japan reduced first-quarter sales growth by 70 basis points, operating margins by 40 basis points and earnings by $0.03 per share.

Sales increased at a double-digit rate in all geographic regions, with Asia Pacific up 21.0 percent, Latin America/Canada up 19.5 percent, Europe up 13.1 percent and the United States up 10.2 percent. All six of 3M’s business segments expanded sales in the quarter, with particular strength in Electro and Communications at 20.5 percent, Industrial and Transportation at 20.3 percent and Safety, Security and Protection Services at 14.4 percent.

Sales in emerging markets grew by 24 percent in the first quarter and now comprise 34 percent of 3M’s worldwide sales. Sales grew by 30 percent in India, 27 percent in China/Hong Kong and 25 percent in Brazil.

“We are off to a tremendous start in 2011 with first-quarter organic sales growth of 9 percent — or 10.5 percent adjusting for Japan and H1N1 impacts,” said George W. Buckley, 3M chairman, president and chief executive officer. “New product flow is accelerating, boosted by higher investment in laboratory, sales and marketing and manufacturing capacity. Sales are growing faster as a result and our businesses are growing most everywhere in the world.” The company noted that its new product vitality index, which measures the percent of sales attributed to new products, is projected to rise again in 2011, on top of a record 31 percent in 2010.

“In addition, we were able to more than overcome the impact of the terrible earthquake in Japan and its tragic aftermath in the tsunami and nuclear power plant issues,” Buckley continued. “I would like to thank all our employees for their outstanding execution in the first quarter, with special heartfelt thanks to our courageous Japanese team for selflessly responding to this challenge. Our hearts go out to all of them and to their nation.”

3M estimates that combined direct and indirect business disruption resulting from events in Japan will reduce full year sales growth by approximately one percentage point, operating margins by 30 basis points and earnings by $0.10 to $0.13 per share.

Despite these headwinds, 3M increased its 2011 performance expectations. The company now expects full-year earnings will be in the range of $6.05 to $6.25 per share versus a prior expectation of $5.95 to $6.20 per share. Included in this estimate is a $0.22 per share year-on-year increase in pension and postretirement benefit expense. Excluding the pension and postretirement expense increase, 2011 earnings would be in the range of $6.27 to $6.47 per share, an increase of 11 to 15 percent year-over-year. The company also updated its expectation for organic sales volume growth to a range of 6.0 to 7.5 percent versus a prior range of 5.5 to 7.5 percent. 3M expects that currency effects will add 2 to 3 percent to sales for the year and acquisitions will add another 4 to 6 percent.

Key Financial Highlights

First-quarter worldwide sales totaled $7.3 billion, up 15.2 percent compared to the first quarter of 2010. Organic volumes grew 8.9 percent, selling prices rose 0.1 percent, acquisitions added 3.2 percent and foreign exchange added 3.0 percent to sales in the quarter.

Local-currency sales including acquisitions grew in all six of the company’s business segments, with Electro and Communications up 17.1 percent, Industrial and Transportation up 16.9 percent, Safety, Security and Protection Services up 11.3 percent, Health Care up 9.7 percent, Consumer and Office up 7.0 percent and Display and Graphics up 6.4 percent. All geographic regions posted double-digit local-currency sales growth, with Asia Pacific up 15.6 percent, Latin America/Canada up 12.3 percent, Europe up 10.5 percent and the U.S. up 10.2 percent.

First-quarter net income was $1.1 billion, or $1.49 per share, versus $930 million, or $1.29 per share, in the first quarter of 2010. Total-company operating income margins were 21.6 percent for the quarter, with all six business segments at 21 percent or higher. First-quarter 2010 included a one-time income tax charge of $84 million, or $0.11 per share, resulting from a change in tax treatment for Medicare Part D reimbursements (a).

Business Segment Discussion

Industrial and Transportation

•                  Sales of $2.5 billion, up 16.9 percent in local currency, including 3.6 percent from acquisitions.

•                  Double-digit local-currency sales growth in most businesses, led by renewable energy, aerospace and aircraft maintenance, abrasives and industrial adhesives and tapes.

•                  Double-digit sales growth in all geographies, led by a 28 percent increase in Asia Pacific, 22 percent in Latin America/Canada, 19 percent in Europe and 14 percent in the U.S.

•                  Operating income of $516 million; operating margin of 21.1 percent.

Health Care

•                  Sales of $1.3 billion, up 9.7 percent in local currency, including 5.1 percent from acquisitions.

•                  Arizant acquisition outperforming sales and profit expectations; integration is tracking ahead of plan.

•                  Local-currency sales increased in all businesses, led by double-digit growth in both infection prevention and food safety.

•                  Sales rose at a double-digit rate in every geographic region, with Asia Pacific up 21 percent, Latin America/Canada up 19 percent, Europe up 11 percent and the U.S. up 10 percent.

•                  Operating income of $369 million, with operating margin of 29.4 percent.

Consumer and Office

•                  Sales of $1.0 billion, up 7.0 percent in local currency, including 2.2 percent from acquisitions.

•                  Double-digit local-currency sales growth in the office supply business, driven by a combination of organic growth and acquisitions (A-One).

•                  All other businesses posted positive local-currency growth in the quarter.

•                  Sales rose in all major geographies, led by Asia Pacific up 31 percent and Latin America/Canada up 15 percent.

•                  Operating income of $215 million with margins of 21.5 percent.

Display and Graphics

•                  Sales of $943 million, up 6.4 percent in local-currency.

•                  Double-digit local-currency sales growth in the commercial graphics and architectural markets businesses; single-digit growth in optical films and traffic safety systems.

•                  Sales increased in all geographic regions, led by the U.S. at 18 percent and Latin America/Canada at 15 percent.

•                  Operating income of $230 million; operating margin of 24.4 percent.

Safety, Security and Protection Services

•                  Sales rose 11.3 percent in local currency to $929 million, including 6.3 percent from acquisitions; H1N1-related comps reduced sales growth by 6.5 percent.

•                  Double-digit local-currency growth in security systems, track and trace and corrosion protection products; also drove double-digit local-currency growth in personal protection products, adjusting for H1N1-related respirator demand in 2010.

•                  All geographic regions posted sales growth, led by Asia Pacific at 24 percent and Latin America/Canada at 20 percent.

•                  Operating income rose 9.1 percent to $199 million; operating margin of 21.4 percent.

Electro and Communications

•                  Sales of $836 million, up 17.1 percent in local currency.

•                  Sixth consecutive quarter of double-digit local currency growth in electronics-related businesses; electrical products business also drove a double-digit increase; all other businesses up year-on-year.

•                  All geographic regions posted double-digit sales growth, led by Asia Pacific at 25 percent and Latin America/Canada at 23 percent.

•                  Operating income increased 21.4 percent to $178 million; operating margin up slightly year-on-year to 21.3 percent.

George W. Buckley, 3M chairman, president and chief executive officer, and David W. Meline, senior vice president, finance and chief financial officer, will conduct an investor teleconference at 9 a.m. EDT (8 a.m. CDT) today. Investors can access this conference via the following:

•                  Live webcast at http://investor.3M.com.

•                  Live telephone:

Call 800-762-2596 within the U.S. or 212-231-2916 outside the U.S. The access code for both is 21486212. Please join the call at least ten minutes before the start time.

•                  Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on the “Quarterly Earnings” section under the “Webcasts and Presentations” section.

•                  Telephone replay:

Call 800-633-8284 (for both U.S. and outside the U.S.; access code is 21486212).

The telephone replay will be available until 10 a.m. CDT on May 1, 2011.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; and (9) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Annual Report under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A, respectively. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended March 31,
	2011	2010
Net sales	$7,311	$6,348
Operating expenses
Cost of sales	3,802	3,238
Selling, general and administrative expenses	1,533	1,323
Research, development and related expenses	398	342
Total operating expenses	5,733	4,903
Operating income	1,578	1,445
Interest expense and income
Interest expense	43	48
Interest income	(10)	(6)
Total interest expense (income)	33	42
Income before income taxes	1,545	1,403
Provision for income taxes	442	448
Net income including noncontrolling interest	$1,103	$955
Less: Net income attributable to noncontrolling interest	22	25
Net income attributable to 3M	$1,081	$930
Weighted average 3M common shares outstanding — basic	711.5	711.8
Earnings per share attributable to 3M common shareholders — basic	$1.52	$1.31
Weighted average 3M common shares outstanding — diluted	726.4	723.5
Earnings per share attributable to 3M common shareholders — diluted	$1.49	$1.29
Cash dividends paid per 3M common share	$0.55	$0.525

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), the company also discusses non-GAAP measures that exclude special items. Operating income, net income attributable to 3M (hereafter referred to as “net income”), and diluted earnings per share attributable to 3M common shareholders (hereafter referred to as “diluted earnings per share”) are all measures for which 3M provides the reported GAAP measure and an adjusted measure (excluding special items). Special items are not in accordance with, nor are they a substitute for, GAAP measures. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company uses these non-GAAP measures to evaluate and manage the company’s operations. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. The determination of special items may not be comparable to similarly titled measures used by other companies.

The reconciliation provided below reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures for the three-months ended March 31, 2010.  There were no special items for the three-months ended March 31, 2011.

	Three-months ended March 31, 2010
	Operating income	Net income	Diluted earnings per share
Reported GAAP measure	$1,445	$930	$1.29

Special items:
Medicare tax change (a)	—	84	0.11
Adjusted Non-GAAP measure	$1,445	$1,014	$1.40

(a)                      The first quarter of 2010 includes a one-time, non-cash income tax charge of $84 million, or 11 cents per diluted share, resulting from the March 2010 enactment of the Patient Protection and Affordable Care Act, including modifications made in the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”).  The charge is due to a reduction in the value of the Company’s deferred tax asset as a result of the Act’s change to the tax treatment of Medicare Part D reimbursements.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Mar. 31, 2011	Dec. 31, 2010	Mar. 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$2,747	$3,377	$2,848
Marketable securities — current	1,285	1,101	1,759
Accounts receivable — net	4,209	3,615	3,569
Inventories	3,489	3,155	2,798
Other current assets	915	967	1,132
Total current assets	12,645	12,215	12,106
Marketable securities — non-current	360	540	580
Investments	160	146	118
Property, plant and equipment — net	7,503	7,279	6,859
Prepaid pension benefits	78	74	83
Goodwill, intangible assets and other assets	10,383	9,902	8,276
Total assets	$31,129	$30,156	$28,022

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,133	$1,269	$698
Accounts payable	1,815	1,662	1,582
Accrued payroll	479	778	498
Accrued income taxes	393	358	550
Other current liabilities	2,080	2,022	1,820
Total current liabilities	5,900	6,089	5,148
Long-term debt	4,486	4,183	5,080
Pension and postretirement benefits	1,964	2,013	2,164
Other liabilities	1,892	1,854	1,779
Total liabilities	$14,242	$14,139	$14,171

Total equity	$16,887	$16,017	$13,851
Shares outstanding
March 31, 2011: 710,577,360 shares
December 31, 2010: 711,977,608 shares
March 31, 2010: 713,068,068 shares
Total liabilities and equity	$31,129	$30,156	$28,022

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three-months ended
	March 31,
	2011	2010
NET CASH PROVIDED BY OPERATING ACTIVITIES	$733	$1,082
Cash flows from investing activities:
Purchases of property, plant and equipment	(231)	(157)
Acquisitions, net of cash acquired	(471)	(17)
Purchases and proceeds from sale or maturities of marketable securities and investments – net	(18)	(753)
Other investing activities	(37)	(60)
NET CASH USED IN INVESTING ACTIVITIES	(757)	(987)
Cash flows from financing activities:
Change in debt	15	(38)
Purchases of treasury stock	(680)	(20)
Reissuances of treasury stock	378	151
Dividends paid to shareholders	(392)	(374)
Other financing activities	15	6
NET CASH USED IN FINANCING ACTIVITIES	(664)	(275)

Effect of exchange rate changes on cash and cash equivalents	58	(12)

Net increase (decrease) in cash and cash equivalents	(630)	(192)
Cash and cash equivalents at beginning of year	3,377	3,040
Cash and cash equivalents at end of period	$2,747	$2,848

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended
	March 31,
	2011	2010

NON-GAAP MEASURES
Free Cash Flow:
Net cash provided by operating activities	$733	$1,082
Purchases of property, plant and equipment	(231)	(157)
Free Cash Flow (b)	$502	$925

(b)         Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	March 31,
	2011	2010
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (c)	5.0	5.3

(c)          The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-Months Ended March 31, 2011
			Europe,
			Middle	Latin
	United	Asia-	East and	America/	World-
	States	Pacific	Africa	Canada	Wide
Volume — organic	6.1%	14.2%	6.4%	8.4%	8.9%
Price	0.7	(1.7)	0.6	2.3	0.1
Organic local-currency sales	6.8	12.5	7.0	10.7	9.0
Acquisitions	3.4	3.1	3.5	1.6	3.2
Local-currency sales	10.2	15.6	10.5	12.3	12.2
Divestitures	—	—	—	—	—
Translation	—	5.4	2.6	7.2	3.0
Total sales change	10.2%	21.0%	13.1%	19.5%	15.2%

Worldwide

Sales Change Analysis

By Business Segment

	Three-Months Ended March 31, 2011
	Organic
	local-		Local-			Total
	currency	Acqui-	currency	Divest-	Trans-	sales
	sales	sitions	sales	itures	lation	change
Industrial and Transportation	13.3%	3.6%	16.9%	—%	3.4%	20.3%
Health Care	4.6%	5.1%	9.7%	—%	3.0%	12.7%
Display and Graphics	6.4%	—%	6.4%	—%	2.1%	8.5%
Consumer and Office	4.8%	2.2%	7.0%	—%	2.6%	9.6%
Safety, Security and Protection Services	5.0%	6.3%	11.3%	—%	3.1%	14.4%
Electro and Communications	17.1%	—%	17.1%	—%	3.4%	20.5%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the first quarter of 2011, 3M made certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. There were no changes impacting business segments related to product moves for the Display and Graphics segment or the Consumer and Office segment. In addition, 3M results in total did not change. The financial information presented herein reflects for all periods presented the impact of product moves between business segments, which are summarized as follows:

Certain pressure sensitive adhesives products within the Industrial Adhesives and Tapes Division and shock absorption and vibration dampening products used in electronics within the Aerospace and Aircraft Maintenance Department (both within the Industrial and Transportation business segment) were transferred to the Electronic Markets Materials Division (part of the Electro and Communications business segment). In addition, certain medical respirator products within the Infection Prevention Division (part of the Health Care business segment) were transferred to the Occupational Health and Environmental Safety Division (within the Safety, Security and Protection Services business segment). The preceding product moves resulted in decreases in net sales for the total year 2010 of $152 million in the Industrial and Transportation business segment and $8 million in the Health Care business segment. These decreases were offset by increases in net sales for the total year 2010 of $121 million for the Electro and Communications business segment and $8 million for the Safety, Security and Protection Services business segment along with a $31 million change in the elimination of dual credit sales and corporate and unallocated.

BUSINESS SEGMENT INFORMATION

NET SALES

(Millions)

	Three-months ended
	March 31,
	2011	2010

Industrial and Transportation	$2,450	$2,036
Health Care	1,255	1,114
Display and Graphics	943	869
Consumer and Office	1,000	912
Safety, Security and Protection Services	929	813
Electro and Communications	836	694
Corporate and Unallocated	5	4
Elimination of Dual Credit	(107)	(94)
Total Company	$7,311	$6,348

BUSINESS SEGMENT INFORMATION

OPERATING INCOME

(Millions)

	Three-months ended
	March 31,
	2011	2010

Industrial and Transportation	$516	$443
Health Care	369	346
Display and Graphics	230	212
Consumer and Office	215	219
Safety, Security and Protection Services	199	182
Electro and Communications	178	147
Corporate and Unallocated	(105)	(83)
Elimination of Dual Credit	(24)	(21)
Total Company	$1,578	$1,445

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products. Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing.

With $27 billion in sales, 3M employs about 80,000 people worldwide and has operations in more than 65 countries.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000